Exhibit 8.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

August 30, 2010

Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036	The Bank of New York Mellon, as Trustee 101 Barclay Street, 7W New York, New York 10007

Re:	CMT Linked Trust Units Series 2010-01
Ladies and Gentlemen:

We have acted as special counsel to MS Structured Asset Corp. (the “Depositor”) and Morgan Stanley & Co. Incorporated (the “Underwriter”) (together, “Morgan Stanley”), in connection with the formation of CMT Linked Trust Units Series 2010-01 (the “Trust”), the issuance by the Trust of  $13,415,000 principal amount CMT Linked Trust Units (the “Units”) and the offer and sale of the Units by the Underwriter. The Units are offered pursuant to a registration statement on Form S-3 (No. 333-165725).  Such registration statement, as amended as of its most recent effective date determined pursuant to Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated March 25, 2010, as first filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated August 17, 2010, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents

Morgan Stanley & Co. Incorporated
The Bank of New York Mellon
August 30, 2010

incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated August 27, 2010, as first filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.”  The Base Prospectus and the Preliminary Prospectus Supplement, together with the free writing prospectus attached as Exhibit A, are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.” This opinion letter is furnished pursuant to Section 6(c) of the Underwriting Agreement dated August 30, 2010 (the “Underwriting Agreement”) between the Depositor and the Underwriter.  The Trust is organized under the laws of the State of New York, pursuant to the Trust Agreement, dated August 30, 2010 (the “Trust Agreement”), between The Bank of New York Mellon, as trustee (the “Trustee”) and the Depositor, which Trust Agreement, to the extent provided therein, incorporates by reference the Standard Terms referenced therein.  The Underwriter is effecting the purchase and sale of the Units pursuant to the Underwriting Agreement.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Trust Agreement.

In arriving at the opinion expressed below, we have examined and relied on originals or copies of the following documents:

(a)	an executed copy of the Trust Agreement;

(b)	a form of the Units;

(c)	the Registration Statement and the documents incorporated by reference therein;

(d)	a form of the ISDA Master Agreement, Schedule and confirmations for an interest rate swap transaction and four forward rate agreements;

(e)	the Pricing Prospectus and the documents incorporated by reference therein;

(f)	the Final Prospectus and the documents incorporated by reference therein; and

(g)	the documents delivered to you by the Depositor at the closing.

In rendering the opinion expressed below, we have assumed, without independent investigation, that all such documents furnished to us are complete and authentic and that all such documents have been duly authorized, executed and delivered.  We have further assumed that the respective parties thereto and all persons having obligations thereunder or making representations therein will act in all respects and at all relevant times in conformity with the requirements and provisions of such documents and all representations contained therein.  In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

Morgan Stanley & Co. Incorporated
The Bank of New York Mellon
August 30, 2010

Based on the foregoing, we are of the opinion that the Trust will constitute a grantor trust, within the meaning of sections 671 through 679 of the Internal Revenue Code of 1986 (the “Code”), and not a partnership or an association taxable as a corporation.

The foregoing opinion is based on the Code and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof.  We express no opinion other than as to the federal income tax laws of the United States of America.

We are furnishing this opinion letter to the Underwriter, solely for its benefit in its capacity as the Underwriter in connection with the offering of the Units and The Bank of New York Mellon solely for its benefit in its capacity as Trustee in connection with the offering of the Units.  This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except that this opinion letter may be relied upon by Standard & Poor’s Ratings Services solely for its benefit in its capacity as rating agency in connection with its initial rating of the Units.

We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the views expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the Registration Statement and the related Pricing Prospectus and Final Prospectus under the captions “United States Federal Income Taxation” and “Validity of Units”.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP By: /s/ Erika W. Nijenhuis Erika W. Nijenhuis, a Partner